July 28,1997


Marcam Corporation
95 Wells Avenue
Newton, MA  02159

     Re:  S-3 Registration Statement
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Ladies and Gentlemen:

     We are acting as counsel to Marcam Corporation, a Massachusetts corporation (the "Company"), in connection with the registration on a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 for the offer and sale by the Company to the public of up to 6,900,000 shares of the Common Stock, par value $.01 per share (the "Common Stock"), of the Company (the "Shares").

     The Shares consist of 6,000,000 shares of Common Stock being sold by the Company and an additional 900,000 shares of Common Stock subject to an over-allotment option granted by the Company to the underwriters named in the prospectus included in the Registration Statement (the "Prospectus").

     We have examined such documents, records and matters of law as we have deemed necessary for this opinion.

     We are members only of the Bar of the Commonwealth of Massachusetts and are not experts in, and express no opinion regarding, the laws of any jurisdiction other than the Commonwealth of Massachusetts and the United States of America.

     Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued have been duly authorized and, when issued and paid for in accordance with the terms described in the Prospectus, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."

                                         Very truly yours,

                                         /s/ TESTA, HURWITZ & THIBEAULT, LLP
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                                         TESTA, HURWITZ & THIBEAULT, LLP